October 26, 2006
Quaker Investment Trust
309 Technology Drive
Malvern, PA 19355

Re:	Post-Effective Amendment Nos. 37/35 Registration Nos. 33-38074/811-6260
Ladies and Gentlemen:
     We have acted as counsel to the Quaker Investment Trust, a Massachusetts business trust (the “Trust”), with respect to the filing with the U.S. Securities and Exchange Commission (the “Commission”) of Post-Effective Amendment Nos. 37/35 (the “Amendment”) to the Trust’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended (the “Securities Act”), and the Investment Company Act of 1940, as amended (the “Investment Company Act”). The Trust filed the Amendment in order to (i) update financial and other information contained in the Registration Statement and (ii) make certain non-material changes for the following series of the Trust: Quaker Strategic Growth Fund, Quaker Core Equity Fund, Quaker Small-Cap Growth Fund, Quaker Capital Opportunities Fund, Quaker Biotech Pharma-Healthcare Fund, Quaker Mid-Cap Value Fund, Quaker Small-Cap Value Fund and Quaker Core Value Fund (each a “Fund”).
     The Trust has filed with the Commission, a Registration Statement under the Securities Act, which Registration Statement is deemed to register an indefinite number of shares of the Trust pursuant to the provisions of Section 24(f) of the Investment Company Act. You have further advised us that the Trust has filed, and each year hereafter will timely file, a Notice pursuant to Rule 24f-2 under the Investment Company Act perfecting the registration of the shares sold by each Fund listed above during each fiscal year during which such registration of an indefinite number of shares remains in effect.
     In rendering this opinion, we have examined the Trust’s Amended and Restated Declaration of Trust (the “Declaration of Trust”), its Amended and Restated By-Laws (“By-laws”), and such other legal and factual matters as we have considered necessary.
     This opinion is based exclusively on The Commonwealth of Massachusetts statute governing business trusts and the federal securities laws of the United States of America governing the issuance of shares of the Fund and does not extend to the securities or “blue sky” laws of The Commonwealth of Massachusetts or other States or to other Federal securities or other laws.
     We have assumed the following for purposes of this opinion:
     1. Each Fund’s shares will be issued in accordance with the Trust’s Declaration of Trust and By-laws and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of shares.

Quaker Investment Trust
October 26, 2006

     2. Each Fund’s shares will be issued against consideration therefor as described in the Trust’s prospectus relating thereto, and that such consideration will have been at least equal to the applicable net asset value and the applicable par value.
     3. This opinion relates solely to the current registration of shares of each Fund listed above and not to the registration of any shares of the Funds or other series or classes of the Trust that have previously been registered, including those registered prior to our engagement as counsel to the Trust.
     Based upon the foregoing, it is our opinion that, upon the effectiveness of the Amendment, the shares of beneficial interest of each Fund, when issued upon the terms and for the consideration described in the Amendment, will be validly issued, fully paid and non-assessable.
     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Amendment.

Very truly yours, STRADLEY, RONON, STEVENS & YOUNG, LLP
By:	/s/ Alan R. Gedrich
Alan R. Gedrich, a Partner